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                                                                                                                        Exhibit 12.1
                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                             (Unaudited)

                                                                                         Three Months Ended    Nine Months Ended
                                                                                            September 30,        September 30,
                                                                                           2004       2003      2004       2003
                                                                                         --------   --------  --------   --------
Earnings from continuing operations before taxes on earnings                              $  72      $ 196     $ 485      $ 484

Fixed charges
  Interest expense:
     Deposits from banking clients                                                           24         23        74         69
     Brokerage client cash balances                                                          29         14        59         62
     Long-term debt                                                                           8          8        24         27
     Short-term borrowings                                                                    6          4        11         10
     Other                                                                                    5          5         9         14
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       Total                                                                                 72         54       177        182
  Interest portion of rental expense                                                         20         22        62         65
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     Total fixed charges (A)                                                                 92         76       239        247
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Earnings from continuing operations before taxes on earnings and fixed charges (B)        $ 164      $ 272     $ 724      $ 731
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Ratio of earnings to fixed charges (B) / (A) (1)                                            1.8        3.6       3.0        3.0
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Ratio of earnings to fixed charges excluding brokerage client interest expense (2)          2.1        4.2       3.7        3.6
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(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings from continuing operations before taxes on earnings and fixed charges.  "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

(2)  Because interest expense incurred in connection with payables to brokerage  clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage  client interest expense reflects the elimination of such interest expense as a fixed charge.


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